Exhibit 4.7

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [__], 2020, by and among Schultze Special Purpose Acquisition Corp., a Delaware corporation (the “Company”), Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 10, 2018, and filed with the United States Securities and Exchange Commission on December 14, 2018 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 4,150,000 warrants to the Sponsor (collectively, the “Private Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Public Offering, at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share and (b) 13,000,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on July 25, 2020, a Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) was entered into by and among the Company, Holdco, Novel Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdco (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Holdco (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be converted into the right to receive common shares of Holdco (“Holdco Common Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Common Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Schultze Special Acquisition Corp., a Delaware corporation” and replacing it with “Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Clever Leaves Holdings Inc. rather than Schultze Special Acquisition Corp.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 10, 2018, Schultze Special Acquisition Corp. (“Schultze”) entered into that certain Warrant Purchase Agreement, dated December 10, 2018 (the “Warrant Purchase Agreement”), with Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 4,150,000 warrants simultaneously with the closing of the Public Offering (as defined below) bearing the legend set forth in Exhibit B hereto (the “Private Warrants”) at a purchase price of one dollar ($1.00) per Private Warrant; and

WHEREAS, on December 13, 2018, Schultze consummated its initial public offering (“Public Offering”) of 13,000,000 units (the “Units”), with each Unit consisting of one share of common stock of Schultze, par value $0.0001 per share (“Schultze Common Stock”), and one warrant, where each warrant entitles the holder to purchase one share of Schultze Common Stock at a price of $11.50 per share (the “Public Warrants” and together with the Private Warrants, the “Schultze Warrants”); and

WHEREAS, Schultze filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, No. 333-228494 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of the Units, the Public Warrants and the Schultze Common Stock included in the Units; and

WHEREAS, Schultze, the Company, Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada (“Clever Leaves”), and Novel Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of July 25, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Schultze with Schultze surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Schultze Common Stock shall be converted into and exchanged for the right to receive common shares of the Company (“Company Common Shares”); and

WHEREAS, on November 9, 2020, the Company, Schultze, the Sponsor and Clever Leaves entered into that certain Amendment No. 1 to Transaction Support Agreement, pursuant to which the Sponsor agreed to surrender and forfeit a certain amount of Private Warrants immediately prior to the consummation of the Merger; and

WHEREAS, on [__], 2020, pursuant to the terms of the Business Combination Agreement, the Company, Schultze and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Schultze assigned this Agreement to the Company and the Company assumed this Agreement from Schultze; and

WHEREAS, Schultze may issue up to an additional 750,000 Schultze Warrants (the “Working Capital Warrants”) in satisfaction of the Sponsor Loans (as defined in the Business Combination Agreement) and that certain Promissory Note dated September 13, 2018 issued to Sponsor in the principal amount of $250,000; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Schultze Warrants (including the Working Capital Warrants) were no longer exercisable for shares of Schultze Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Common Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Common Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Common Shares” and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Post IPO Warrants.

2.5.1 Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.5.2 All references to “Post IPO Warrant” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.7 Book-Entry. A new Section 3.3.6 is hereby inserted as follows:

“Notwithstanding anything herein to the contrary, any Company Common Share issued upon the exercise of a Warrant may be issued by the Company in uncertificated or book-entry form.”

2.8 Replacement of Securities upon Reorganization, etc. The first sentence and the second sentence of Section 4.5 of the Existing Warrant Agreement is hereby amended to include the phrase “amalgamation, plan of arrangement” after the word “merger”.

2.9 No Fractional Warrants or Shares. The third sentence of Section 4.7 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Company Common Shares to be issued to the Warrant holder.”

2.10 Notices.

2.10.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“Clever Leaves Holdings Inc.

489 Fifth Avenue, 27th Floor,

New York, NY 10017

Attn: CEO

Email: kyle.detwiler@cleverleaves.com”

2.10.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Greenberg Traurig, LLP to be replaced with the following:

“Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attn: Sebastian L. Fain, Esq.

Pam L. Marcogliese, Esq.

Email: sebastian.fain@freshfields.com

pamela.marcogliese@freshfields.com”

2.11 Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.12 Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with new Exhibit A attached hereto.

3. Miscellaneous Provisions.

Effectiveness of Warrant

. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

Schultze Special Purpose Acquisition Corp.

By:
Name:
Title:

CLEVER LEAVES HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title: